Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NRG Energy, Inc.:

We consent to the use of our reports dated February 28, 2012, with respect to the consolidated balance sheets of NRG Energy, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference herein.

(signed) KPMG LLP

Philadelphia, PA
June 27, 2012